Preliminary Pricing Supplement No. 19,267 Registration Statement Nos. 333-293641; 333-293641-01 Dated October 1, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Trigger Step Securities Linked to the Least Performing Underlying between the MSCI Emerging Markets IndexSM and the EURO STOXX 50® Index due October 16, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Step Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, with returns linked to the performance of the Least Performing Underlying between the MSCI Emerging Markets IndexSM (the “MXEF Index”) and the EURO STOXX 50® Index (the “SX5E Index,” and together with the MXEF Index, the “Underlyings”). If the Final Level of each of the Underlyings is greater than or equal to its respective Step Barrier, MSFL will pay the Principal Amount at maturity plus a return equal to the greater of (i) the Step Return of 85.00% to 90.00% (the actual Step Return will be determined on the Trade Date) and (ii) the Underlying Return of the Least Performing Underlying. If the Final Level of either of the Underlyings is less than its respective Step Barrier, MSFL will either pay the full Principal Amount at maturity or, if the Final Level of either Underlying is less than its respective Downside Threshold, MSFL will pay significantly less than the Principal Amount at maturity, if anything, resulting in a loss on your principal amount that is proportionate to the full decline in the level of the Underlying with the larger percentage decrease from its Initial Level to its Final Level (the “Least Performing Underlying”). Because the Payment at Maturity of the Securities is based on the Least Performing Underlying between the MXEF Index and the SX5E Index, the fact that the Securities are linked to two Underlyings does not provide any asset diversification benefits and instead means that a decline beyond the relevant Downside Threshold of either the MXEF Index or the SX5E Index will result in a significant loss on your investment, even if the other Underlying appreciates or does not decline as much. These long-dated Securities are for investors who seek an equity index-based return and who are willing to risk a loss on their principal, risk exposure to the least performing of two Underlyings and forgo current income in exchange for the Step Return feature and the contingent repayment of principal, which applies only if the Final Level of each Underlying is not less than its respective Downside Threshold, each as applicable at maturity. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose a significant portion or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑Enhanced Growth Potential with a Step Return Feature: If the Final Level of each Underlying is greater than or equal to its respective Step Barrier, MSFL will pay the Principal Amount at maturity plus pay a return equal to the greater of (i) the Step Return of 85.00% to 90.00% (the actual Step Return will be determined on the Trade Date) and (ii) the Underlying Return of the Least Performing Underlying. However, if the Final Level of the Least Performing Underlying is less than its respective Downside Threshold, investors will be exposed to the negative Underlying Return of the Least Performing Underlying at maturity.

❑Contingent Repayment of Principal at Maturity: If the Final Level of either Underlying is less than its respective Step Barrier but the Final Level of each Underlying is greater than or equal to its respective Downside Threshold, MSFL will pay the Principal Amount at maturity. However, if the Final Level of either Underlying is less than its respective Downside Threshold, MSFL will pay significantly less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date	October 14, 2026
Settlement Date	October 16, 2026
Final Valuation Date**	October 14, 2031
Maturity Date**	October 16, 2031

* Expected.

** Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate US TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYINGS, WHICH CAN RESULT IN A LOSS OF A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING OUR DEBT OBLIGATIONS.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRELIMINARY PRICING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

We are offering Trigger Step Securities linked to the Least Performing Underlying between the MSCI Emerging Markets IndexSM and the EURO STOXX 50® Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Least Performing Underlying. The Securities are offered at a minimum investment of 100 Securities at the Price to Public listed below. The indicative Step Return range for the Securities is listed below. The actual Step Return, Initial Levels, Step Barriers and Downside Thresholds will be determined on the Trade Date.

Underlyings	Step Return	Initial Level	Step Barrier	Downside Threshold	CUSIP	ISIN
MSCI Emerging Markets IndexSM	85.00% to 90.00%	100% of the Initial Level	75% of the Initial Level	61780K715	US61780K7155
EURO STOXX 50® Index	100% of the Initial Level	75% of the Initial Level

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement, index supplement, tax supplement and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.306 per Security, or within $0.55 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.35	$9.65
Total	$	$	$

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.35 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 25 of this preliminary pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 25.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 25 of this preliminary pricing supplement.

Morgan Stanley UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, an index supplement and a tax supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement, tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the index supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Prospectus supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005452/dp244181_424b2-seriesa.htm

♦Index supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005457/dp244875_424b2-indexsupp.htm

♦Tax supplement dated April 8, 2026:

https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Step Securities that are offered hereby. Also, references to the accompanying “prospectus,” “prospectus supplement,” “index supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the prospectus supplement filed by MSFL and Morgan Stanley dated April 8, 2026 and the index supplement filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.306, or within $0.55 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Step Return, the Step Barriers and the Downside Thresholds, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦You understand that the linkage to two Underlyings does not provide any portfolio diversification benefits and instead means that a decline beyond the relevant Downside Threshold of either Underlying will result in a significant loss on your investment, even if the other Underlying appreciates.

♦You are willing to hold the Securities to maturity, as set forth on the cover of this preliminary pricing supplement, and accept that there may be little or no secondary market for the Securities.

♦You understand and accept the risks associated with the Underlyings.

♦You believe each Underlying will appreciate over the term of the Securities and you would be willing to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).

♦You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦You require an investment designed to provide a full return of principal at maturity.

♦You are not comfortable with an investment linked to two Underlyings such that a decline beyond the relevant Downside Threshold of either Underlying will result in a significant loss on your investment, even if the other Underlying appreciates.

♦You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this preliminary pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You do not understand and accept the risks associated with the Underlyings.

♦You believe that the Final Level of either Underlying will decline during the term of the Securities and is likely to close below its respective Downside Threshold on the Final Valuation Date.

♦You would not be willing to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

♦You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlyings.

♦You are not willing or are unable to assume the credit risk associated with us, for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this preliminary pricing supplement, “Risk Factors” beginning on page 7 of the accompanying prospectus and “Risk Factors” beginning on page 4 of the accompanying tax supplement for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “The MSCI Emerging Markets IndexSM” on page 16 and “The EURO STOXX 50® Index” on page 18.

Terms		Investment Timeline
Issuer	Morgan Stanley Finance LLC	The Closing Level of each Underlying (the respective Initial Level) is observed, the Downside Thresholds are determined and the Step Return is set.
Guarantor	Morgan Stanley
Issue Price (per Security)	$10.00 per Security
Principal Amount	$10.00 per Security
Term	5 years

The Final Level and Underlying Return of each Underlying are determined on the Final Valuation Date.

If the Final Level of each Underlying is greater than or equal to its respective Step Barrier, MSFL will pay you a cash payment per Security equal to:

$10 + [$10 × (the greater of (i) the Step Return and (ii) the Underlying Return of the Least Performing Underlying)]

If the Final Level of either Underlying is less than its respective Step Barrier and the Final Level of each Underlying is greater than or equal to its respective Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment of $10 per $10 Security.

If the Final Level of either Underlying is less than its respective Downside Threshold on the Final Valuation Date, MSFL will pay you a cash payment at maturity equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

Underlyings	The MSCI Emerging Markets IndexSM (the “MXEF Index”) and the EURO STOXX 50® Index (the “SX5E Index”)
Downside Threshold	With respect to each Underlying, 75% of the Initial Level of such Underlying
Step Barrier	With respect to each Underlying, 100% of the Initial Level of such Underlying
Payment at Maturity (per Security)

If the Final Level of each Underlying is greater than or equal to its respective Step Barrier, MSFL will pay you an amount calculated as follows:

$10 + [$10 × (the greater of (i) the Step Return and (ii) the Underlying Return of the Least Performing Underlying)]

If the Final Level of either Underlying is less than its respective Step Barrier and the Final Level of each Underlying is greater than or equal to its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 per Security

If the Final Level of either Underlying is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Underlying Return of the Least Performing Underlying.

Underlying Return	With respect to each Underlying, Final Level – Initial Level Initial Level
Least Performing Underlying	The Underlying with the lesser Underlying Return.
Step Return	85.00% to 90.00%. The actual Step Return will be determined on the Trade Date.
Initial Level	With respect to each Underlying, the Closing Level of such Underlying on the Trade Date.
Final Level	With respect to each Underlying, the Closing Level of such Underlying on the Final Valuation Date.
Trade Date	October 14, 2026
Settlement Date	October 16, 2026
Final Valuation Date	October 14, 2031*
Maturity Date	October 16, 2031*
CUSIP / ISIN	61780K715 / US61780K7155
Calculation Agent	Morgan Stanley & Co. LLC

*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity

Date” under “Additional Terms of the Securities.”

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT

OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and tax supplement. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not guarantee any return of principal – The terms of the Securities differ from those of ordinary debt securities in that MSFL is not necessarily obligated to repay any of the Principal Amount at maturity. If the Final Level of either Underlying is less than its respective Downside Threshold (which is 75% of its respective Initial Level), you will be exposed to the full negative Underlying Return of the Least Performing Underlying and the payout owed at maturity by MSFL will be an amount in cash that is at least 25% less than the $10 Principal Amount of each Security, resulting in a loss proportionate to the decrease in the value of the Least Performing Underlying from the Initial Level to the Final Level. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose all of your Principal Amount in the Securities.

♦You may incur a loss on your investment if you sell your Securities prior to maturity – The Downside Thresholds are observed on the Final Valuation Date and the contingent repayment of principal applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Levels of the Underlyings are above their respective Downside Thresholds at that time.

♦The Step Return applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Step Return or the Securities themselves, and the return you realize may be less than the Least Performing Underlying's return even if such return is positive. You can receive the full benefit of the Step Return from MSFL only if you hold your Securities to maturity.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities – You are dependent on our ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The Securities do not pay interest – MSFL will not pay any interest with respect to the Securities over the term of the Securities.

♦The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

othe values of the Underlyings at any time,

othe volatility (frequency and magnitude of changes in value) of each of the Underlyings,

odividend rates on the securities included in the Underlyings,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or stock markets generally and which may affect the Final Levels,

othe time remaining until the Securities mature, and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the value of either Underlying at the time of sale is at, below or moderately above its respective Initial Level, and especially if it is near or below its respective Downside Threshold, or if market interest rates rise. You cannot predict the future performance of the Underlyings based on their historical performance.

♦The amount payable on the Securities is not linked to the levels of the Underlyings at any time other than the Final Valuation Date – The Final Level of each Underlying will be based on the Closing Level of such Underlying on the Final Valuation Date, subject to postponement for non-Index Business Days and certain Market Disruption Events. Even if both Underlyings appreciate prior to the Final Valuation Date but the level of either Underlying drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the levels of the Underlyings prior to such drop. Although the actual levels of the Underlyings on the stated Maturity Date or at other times during the term of the Securities may be higher than their respective Final Levels, the Payment at Maturity will be based solely on the Closing Levels of the Underlyings on the Final Valuation Date as compared to their Initial Levels.

♦Investing in the Securities is not equivalent to investing in the Underlyings or the stocks composing the Underlyings – Investing in the Securities is not equivalent to investing in either Underlying or the stocks that constitute either Underlying. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either Underlying. Additionally, the Underlyings are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute the Underlyings, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the constituent stocks of the Underlyings, in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings, as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the constituent stocks of the Underlyings, in futures or options contracts on the constituent stocks of the Underlyings, as well as in other instruments related to the Underlyings, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Level of either Underlying, and, therefore, could increase the Downside Threshold of such Underlying, which is the level at or above which such Underlying must close on the Final Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities (depending also on the performance of the other Underlying). Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Level of either Underlying on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any (depending also on the performance of the other Underlying).

♦Potential conflict of interest – As Calculation Agent, MS & Co. will determine the Initial Levels, the Step Return, the Downside Thresholds, the Final Levels and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Underlying or calculation of the Final Level in the event of a discontinuance of an Underlying or a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Final Valuation Date and Maturity Date,” “—Discontinuance of an Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” below. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlyings to which the Securities are linked.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlyings

♦You are exposed to the price risk of both Underlyings – Your return on the Securities it not linked to a basket consisting of both Underlyings. Rather, it will be based upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both Underlyings. Poor performance by either Underlying over the term of the Securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlying. If either Underlying declines to below its respective Downside Threshold as of the Final Valuation Date, you will be exposed to the negative performance of the Least Performing Underlying at maturity, even if the other Underlying has appreciated or has not declined as much, and you will lose a significant portion or all of your investment. Accordingly, your investment is subject to the price risk of both Underlyings. Additionally, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Valuation Date will increase when the movements in the values of the Underlyings are uncorrelated. This results in a greater potential for a significant loss of principal at maturity. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

♦Because the Securities are linked to the performance of the least performing between the MXEF Index and the

SX5E Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the MXEF Index or just the SX5E Index – The risk that you will suffer a significant loss on your investment is greater if you invest in the Securities as opposed to substantially similar securities that are linked to just the performance of one Underlying. With two Underlyings, it is more likely that either Underlying will decline to below its Downside Threshold as of the Final Valuation Date than if the Securities were linked to only one Underlying. Therefore it is more likely that you will suffer a significant loss on your investment.

♦The probability that the Final Level of either Underlying will be less than its respective Downside Threshold will depend on the volatility of such Underlying – “Volatility” refers to the frequency and magnitude of changes in the levels of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Trade Date generally indicates a greater chance as of that date that the Final Level of one or both of the Underlyings will be less than the respective Downside Thresholds, which would result in a loss of a significant portion or all of your investment at maturity. However, the volatility of the Underlyings can change significantly over the term of the Securities. The level of either Underlying could fall sharply, resulting in a significant loss of principal. You should be willing to accept the downside market risk of both Underlyings and the potential loss of a significant portion or all of your investment at maturity.

♦Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Securities – Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying and, therefore, your return on the Securities.

♦Adjustments to the Underlyings could adversely affect the value of the Securities – The Underlying Publisher of each Underlying is responsible for calculating and maintaining such Underlying. The Underlying Publisher of each Underlying may add, delete or substitute the stocks constituting such Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting such Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of such Underlying. The Underlying Publisher of each Underlying may discontinue or suspend calculation or publication of such Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of either Underlying and, consequently, the value of the Securities.

♦The Securities are subject to risks associated with investments in securities linked to the value of foreign equity securities (and especially emerging markets) – The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the Underlyings are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks included in the MSCI Emerging Markets IndexSM have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

♦The level of the MSCI Emerging Markets IndexSM is subject to currency exchange rate risk– Because the level of the MSCI Emerging Markets IndexSM is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets IndexSM, holders of the Securities will be exposed to currency exchange rate risk with respect the currencies in which the component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the MSCI Emerging Markets IndexSM,the level of the MSCI Emerging Markets IndexSM will be adversely affected and the Payment at Maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments; and

othe extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets IndexSM and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI Emerging Markets IndexSM, the United States and other countries important to international trade and finance.

Scenario Analysis and Examples at Maturity

These examples are based on hypothetical terms. The actual terms will be determined on the Trade Date.

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the levels of the Underlyings relative to their respective Initial Levels. We cannot predict the Final Level of either Underlying on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlyings. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the Securities, based on the following terms*:

Investment term:	5 years
Hypothetical Initial Levels:
oMXEF Index:	1,700
oSX5E Index:	4,300
Hypothetical Downside Thresholds:
oMXEF Index:	1,275 (75% of the hypothetical Initial Level)
oSX5E Index:	3,225 (75% of the hypothetical Initial Level)
Hypothetical Step Barriers:
oMXEF Index:	1,700, which is 100% of the hypothetical Initial Level
oSX5E Index:	4,300 which is 100% of the hypothetical Initial Level
Hypothetical Step Return:	85.00%

* The actual Initial Levels, Downside Thresholds, Step Barriers and Step Return for the Securities will be determined on the Trade Date.

Example 1— Both Underlyings appreciate over the term of the Securities, and the level of the Least Performing Underlying increases from an Initial Level of 1,700 to a Final Level of 3,230. The Final Level of the Least Performing Underlying is greater than or equal to the Step Barrier and the Underlying Return of the Least Performing Underlying is greater than the hypothetical Step Return of 85.00%:

Underlying Return of the Least Performing Underlying = (3,230 – 1,700) / 1,700 = 90.00%

Payment at Maturity = $10 + [$10 × the greater of (i) the Step Return and (ii) the Underlying Return of the Least Performing Underlying]

= $10 + [$10 × the greater of (i) 85.00% and (ii) 90.00%] = $19.00

Because the Final Level of the Least Performing Underlying is greater than or equal to the Step Barrier and the Underlying Return of the Least Performing Underlying is greater than the hypothetical Step Return of 85.00%, the Payment at Maturity is equal to $19.00 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 90.00%.

Example 2— Both Underlyings appreciate over the term of the Securities, and the level of the Least Performing Underlying increases from an Initial Level of 4,300 to a Final Level of 4,945. The Final Level of the Least Performing Underlying is greater than or equal to the Step Barrier and the Underlying Return of the Least Performing Underlying is less than the hypothetical Step Return of 85.00%:

Underlying Return of the Least Performing Underlying = (4,945 – 4,300) / 4,300 = 15.00%

Payment at Maturity = $10 + [$10 × the greater of (i) the Step Return and (ii) the Underlying Return of the Least Performing Underlying]

= $10 + [$10 × the greater of (i) 85.00% and (ii) 15.00%] = $18.50

Because the Final Level of the Least Performing Underlying is greater than or equal to the Step Barrier but the Underlying Return of the Least Performing Underlying is less than the hypothetical Step Return of 85.00%, the Payment at Maturity is equal to $18.50 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 85.00%.

Example 3— The level of the Least Performing Underlying decreases from an Initial Level of 1,700 to a Final Level of 1,445. The Underlying Return of the Least Performing Underlying is negative and expressed as a formula:

Underlying Return of the Least Performing Underlying = (1,445 – 1,700) / 1,700 = -15.00%

Payment at Maturity = $10.00

Because the Final Level of the Least Performing Underlying is less than or equal to the Step Barrier but greater than or equal to its Downside Threshold, the Payment at Maturity is equal to $10.00 per $10.00 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 4— The level of the Least Performing Underlying decreases from an Initial Level of 1,700 to a Final Level of 1,020. The Underlying Return of the Least Performing Underlying is negative and expressed as a formula:

Underlying Return of the Least Performing Underlying = (1,020 – 1,700) / 1,700 = -40.00%

Payment at Maturity = $10 + ($10 × -40.00%) = $6.00

Because the Final Level of the Least Performing Underlying is less than its Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Least Performing Underlying as of the Final Valuation Date. Therefore, the Payment at Maturity is equal to $6.00 per $10.00 Principal Amount of Securities, even if the other Underlying has appreciated or has not declined as much, resulting in a total loss on the Securities of 40.00%.

If the Final Level of either Underlying is below its respective Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the Least Performing Underlying, and you will lose more than 25%, and possibly all, of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Least Performing Underlying*	Performance of the Securities
Final Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity	Return on Securities Purchased at $10.00 (1)
3,400.00	100.00%	$20.00	100.00%
3,230.00	90.00%	$19.00	90.00%
3,060.00	80.00%	$18.00	80.00%
2,890.00	70.00%	$17.00	70.00%
3,145.00	85.00%	$18.50	85.00%
2,550.00	50.00%	$18.50	85.00%
2,380.00	40.00%	$18.50	85.00%
2,210.00	30.00%	$18.50	85.00%
2,040.00	20.00%	$18.50	85.00%
1,870.00	10.00%	$18.50	85.00%
1,700.00	0.00%	$18.50	85.00%
1,530.00	-10.00%	$10.00	0.00%
1,360.00	-20.00%	$10.00	0.00%
1,275.00	-25.00%	$10.00	0.00%
1,258.00	-26.00%	$7.40	-26.00%
1,190.00	-30.00%	$7.00	-30.00%
1,020.00	-40.00%	$6.00	-40.00%
850.00	-50.00%	$5.00	-50.00%
680.00	-60.00%	$4.00	-60.00%
510.00	-70.00%	$3.00	-70.00%
340.00	-80.00%	$2.00	-80.00%
170.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

* The columns above reflect only the performance of the Least Performing Underlying. The Underlyings exclude cash dividend payments on stocks included in the Underlyings.

(1) The “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 Principal Amount Security to the purchase price of $10 per Security.

What are the tax consequences of the Securities?

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The MSCI Emerging Markets IndexSM

The MSCI Emerging Markets Index is a stock index calculated, published and disseminated by MSCI Inc. (“MSCI”) and is intended to provide performance benchmarks for certain emerging equity markets. As of October 2025, the MSCI Emerging Markets Index consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. For additional information about the MSCI Emerging Markets Index, see the information set forth under “MSCI Global Investable Market Indices—MSCI Emerging Markets Index” and “—MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

“MSCI Emerging Markets Index” is a service mark of MSCI. For more information, see “MSCI Global Investable Market Indices” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the MSCI Emerging Markets IndexSM for each quarter in the period from January 1, 2021 through September 30, 2026. The Closing Level of the MSCI Emerging Markets IndexSM on September 30, 2026 was 1,704.87. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the MSCI Emerging Markets IndexSM should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the MSCI Emerging Markets IndexSM on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	1,444.93	1,288.42	1,316.43
4/1/2021	6/30/2021	1,390.85	1,292.78	1,374.64
7/1/2021	9/30/2021	1,368.22	1,220.78	1,253.10
10/1/2021	12/31/2021	1,301.13	1,190.08	1,232.01
1/1/2022	3/31/2022	1,267.34	1,026.77	1,141.79
4/1/2022	6/30/2022	1,161.65	987.82	1,000.67
7/1/2022	9/30/2022	1,016.83	873.29	875.79
10/1/2022	12/31/2022	984.26	842.76	956.38
1/1/2023	3/31/2023	1,052.46	941.35	990.28
4/1/2023	6/30/2023	1,030.03	958.53	989.48
7/1/2023	9/30/2023	1,046.91	944.08	952.78
10/1/2023	12/31/2023	1,023.74	910.91	1,023.74
1/1/2024	3/31/2024	1,049.07	958.39	1,043.20
4/1/2024	6/30/2024	1,101.91	1,004.17	1,086.25
7/1/2024	9/30/2024	1,174.52	1,016.48	1,170.85
10/1/2024	12/31/2024	1,187.97	1,072.25	1,075.48
1/1/2025	3/31/2025	1,147.30	1,039.11	1,101.40
4/1/2025	6/30/2025	1,228.53	993.45	1,222.78
7/1/2025	9/30/2025	1,351.91	1,226.18	1,346.05
10/1/2025	12/31/2025	1,416.39	1,333.96	1,404.37
1/1/2026	3/31/2026	1,619.28	1,397.20	1,397.20
4/1/2026	6/30/2026	1,802.77	1,434.48	1,722.89
7/1/2026	9/30/2026	1,756.85	1,559.64	1,704.87

The graph below illustrates the performance of the MSCI Emerging Markets IndexSM from January 1, 2008 through September 30, 2026, based on information from Bloomberg. Past performance of the MSCI Emerging Markets IndexSM is not indicative of the future performance of the MSCI Emerging Markets IndexSM.

The EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the EURO STOXX 50® Index for each quarter in the period from January 1, 2021 through September 30, 2026. The Closing Level of the EURO STOXX 50® Index on September 30, 2026 was 6,269.02. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	3,926.20	3,481.44	3,919.21
4/1/2021	6/30/2021	4,158.14	3,924.80	4,064.30
7/1/2021	9/30/2021	4,246.13	3,928.53	4,048.08
10/1/2021	12/31/2021	4,401.49	3,996.41	4,298.41
1/1/2022	3/31/2022	4,392.15	3,505.29	3,902.52
4/1/2022	6/30/2022	3,951.12	3,427.91	3,454.86
7/1/2022	9/30/2022	3,805.22	3,279.04	3,318.20
10/1/2022	12/31/2022	3,986.83	3,331.53	3,793.62
1/1/2023	3/31/2023	4,315.05	3,856.09	4,315.05
4/1/2023	6/30/2023	4,408.59	4,218.04	4,399.09
7/1/2023	9/30/2023	4,471.31	4,129.18	4,174.66
10/1/2023	12/31/2023	4,549.44	4,014.36	4,521.44
1/1/2024	3/31/2024	5,083.42	4,403.08	5,083.42
4/1/2024	6/30/2024	5,100.90	4,839.14	4,894.02
7/1/2024	9/30/2024	5,067.45	4,571.60	5,000.45
10/1/2024	12/31/2024	5,041.01	4,729.71	4,895.98
1/1/2025	3/31/2024	5,540.69	4,871.45	5,248.39
4/1/2025	6/30/2025	5,454.65	4,622.14	5,303.24
7/1/2025	9/30/2025	5,529.96	5,165.60	5,529.96
10/1/2025	12/31/2025	5,796.22	5,515.09	5,791.41
1/1/2026	3/31/2026	6,173.32	5,501.28	5,569.73
4/1/2026	6/30/2026	5,984.51	5,633.22	5,933.28
7/1/2026	9/30/2026	6,551.22	6,204.91	6,269.02

The graph below illustrates the performance of the EURO STOXX 50® Index from January 1, 2008 through September 30, 2026, based on information from Bloomberg. Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

Correlation of the Underlyings

The graph below illustrates the daily performance of the MSCI Emerging Markets IndexSM and the EURO STOXX 50® Index from January 1, 2008 through September 30, 2026. For comparison purposes, each Underlying has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Index Business Day by the closing value of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Downside Threshold on the Final Valuation Date because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings may close below their respective Downside Threshold(s) on the Final Valuation Date, as the Underlyings may both decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation. A higher Upside Gearing is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — You are exposed to the price risk of both Underlyings,” “—Because the Securities are linked to the performance of the least performing between the MXEF Index and the SX5E Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the MXEF Index or just the SX5E Index” and “—The probability that the Final Level of either Underlying will be less than its respective Downside Threshold will depend on the volatility of such Underlying” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Additional Terms of the Securities

If the terms discussed in this preliminary pricing supplement differ from those discussed in the prospectus supplement, index supplement, tax supplement or prospectus, the terms contained in this preliminary pricing supplement will control.

Some Definitions

We have defined some of the terms that we use frequently in this preliminary pricing supplement below:

♦“Closing Level” on any Index Business Day means, with respect to each Underlying, the closing value of such Underlying, or any relevant Successor Underlying (as defined under “—Discontinuance of an Underlying; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the relevant Underlying Publisher. In certain circumstances, the Closing Level will be based on the alternate calculation of such Underlying as described under “—Discontinuance of an Underlying; Alteration of Method of Calculation.”

♦“Underlying Publisher” means with respect to the MXEF Index, S&P® Dow Jones Indices LLC or any successor thereto, and with respect to the SX5E Index, STOXX® Limited, or any successor thereto.

♦“Index Business Day” means a day, for either Underlying, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Underlying, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

♦“Market Disruption Event” means, with respect to either Underlying:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of such Underlying (or the Successor Underlying (as defined below under “—Discontinuance of an Underlying; Alteration of Method of Calculation”)) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of such Underlying (or the Successor Underlying) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Underlying (or the Successor Underlying) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time with respect to an Underlying, if trading in a security included in such Underlying is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Underlying shall be based on a comparison of (x) the portion of the value of such Underlying attributable to that security relative to (y) the overall value of such Underlying, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred with respect to an Underlying: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such Underlying by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such Underlying and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such Underlying are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

♦“Relevant Exchange” means, with respect to each Underlying, the primary exchange(s) or market(s) of trading for (i) any security then included in such Underlying, or any Successor Underlying, and (ii) any futures or options contracts related to such Underlying or to any security then included in such Underlying.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Index Business Day with respect to either Underlying or if a Market Disruption Event with respect to either Underlying occurs on such date, the Closing Level for such Underlying for such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred with respect to such Underlying; provided that the Closing Level of that affected Underlying with respect to the Final Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Final Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event with respect to such Underlying on such date, the Calculation Agent will determine the Closing Level of that affected Underlying on such date in accordance with the formula for calculating that Underlying last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting that affected Underlying.

If the Final Valuation Date with respect to either Underlying is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

othe lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus othe reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

ono quotation of the kind referred to above is obtained, or

oevery quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

oA-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

oP-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of an Underlying; Alteration of Method of Calculation

If any Underlying Publisher discontinues publication of the relevant Underlying and such Underlying Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such discontinued Underlying (such index being referred to herein as a “Successor Underlying”), then any subsequent Closing Level of the affected Underlying will be determined by reference to the published value of such Successor Underlying at the regular weekday close of trading on any Index Business Day that such Closing Level is to be determined, and, to the extent the Closing Level of the Successor Underlying differs from the Closing Level of the relevant Underlying at the time of such substitution, proportionate adjustments will be made by the Calculation Agent to the relevant Initial Level, Downside Threshold and Step Barrier.

Upon any selection by the Calculation Agent of a Successor Underlying, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If an Underlying Publisher discontinues publication of the relevant Underlying prior to, and such discontinuance is continuing on, the Final Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Underlying is available at such time, then the Calculation Agent will determine the Closing Level of such Underlying for such date. The Closing Level of such Underlying will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Underlying last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on the Final Valuation Date of each security most recently constituting such Underlying without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of either Underlying may adversely affect the value of the Securities.

If at any time the method of calculating an Underlying or Successor Underlying, or the value thereof, is changed in a material respect, or if an Underlying or Successor Underlying is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level of such Underlying is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Underlying or such Successor Underlying, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Level of such Underlying with reference to such Underlying or such Successor Underlying, as adjusted. Accordingly, if the method of calculating an Underlying or Successor Underlying is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Underlying or such Successor Underlying as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Levels, the Downside Thresholds, the Step Barriers, the Step Return, the Final Levels, the Underlying Returns and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred. See “—Discontinuance of an Underlying; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underlyings, in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings, as well as in other instruments related to the Underlyings that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Level of either Underlying, and, therefore, could increase the Downside Threshold of either Underlying, which is the level at or above which such Underlying must close on the Final Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities (depending also on the performance of the other Underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the constituent stocks of the Underlyings, futures or options contracts on the Underlyings or the constituent stocks of the Underlyings, as well as other instruments related to the Underlyings that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the level of either Underlying, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any (depending also on the performance of the other Underlying).

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.35 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the level of the Step Return, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this preliminary pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.